                                                                   REDACTED COPY

                                  AGREEMENT (1)

     AGREEMENT, dated as of June 11, 1999, between CD RADIO INC., a Delaware corporation (together with its subsidiaries and affiliates, "CD Radio"), and FORD MOTOR COMPANY, a Delaware corporation (together with its majority owned subsidiaries and affiliates, and Mazda, "Ford").

                                   WITNESSETH:

     WHEREAS, CD Radio is constructing and developing a digital quality radio system which will broadcast up to 100 channels of programming directly from satellites to vehicles in the continental United States (the "CD Radio System");

     WHEREAS, CD Radio owns intellectual property, including patents covering space and time diversity, necessary to construct and operate a satellite digital audio radio service such as the CD Radio System in North America;

     WHEREAS, CD Radio has entered into an agreement with Space Systems/Loral, Inc. to construct, launch and deliver, in orbit and checked-out, three satellites for use in the CD Radio System and to construct for CD Radio a fourth satellite for use as a ground spare;

     WHEREAS, CD Radio has also entered into an agreement with Lucent Technologies, Inc. to develop and manufacture a chip set that represents an essential element of receivers which will be capable of receiving CD Radio broadcasts;

     WHEREAS, Ford is engaged in the business of manufacturing, marketing and selling vehicles throughout the continental United States; and

     WHEREAS, subject to the terms and conditions of this Agreement, CD Radio and Ford desire to execute and deliver this Agreement with the intent of manufacturing, marketing and selling vehicles, for distribution in the United States, that include receivers capable of receiving CD Radio broadcasts;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Ford and CD Radio hereby agree as follows:

--------
(1) This agreement is subject to a confidential treatment request. The confidential portions have been omitted from this Form 10-Q and have been replaced by asterisks (*). The confidential portions have been filed separately with the Commission in accordance with Rule 24b-2 under the Securities Exchange Act of 1934 and Rule 83 of the Commission's Regulation Concerning Information and Requests.


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                                                                               2

                                    ARTICLE I

                                   Definitions

     SECTION 1.01. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms below:

     "Agreement" shall mean this Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

     "Business Day" shall mean any day other than a Saturday or Sunday or any day in which banks in The City of New York or Dearborn, Michigan, are authorized or required to close.

     "CD Radio" shall have the meaning assigned to such term in the first paragraph of this Agreement.

     "CD Radio Receiver" shall mean a Head Unit which is capable of providing the user interface for CD Radio broadcasts, including displaying the artist and title information transmitted as part of the CD Radio broadcast, and receiving the CD Radio signal, either as a result of circuitry included in the unit itself or as a result of another device, and an antenna suitable for receiving the CD Radio signal.

     "CD Radio Service" shall mean the digital audio radio service that CD Radio will offer to Subscribers which will permit such Subscribers to receive a multichannel audio service broadcast from satellites and, in certain instances, terrestrial repeaters.

     "CD Radio System" shall have the meaning assigned to such term in the Preamble to this Agreement.

     "Chip Sets" shall mean a set of integrated circuits capable of receiving the CD Radio Service, which integrated circuits shall be comprised of: (a) analog radio frequency chip(s) used to convert S-band signals to some intermediate frequency; (b) analog intermediate frequency chip(s) used to convert analog signals to lower frequency analog signals; (c) conversion signal processor chip(s) used to convert the encoded channel analog signals to digital and the audio signal from digital to analog; and (d) baseband signal processor chip(s) used to filter, decode the encoded channel and output the digital audio signal and other channel data.

     "Competitor" shall mean XM Satellite Radio, Inc. and its subsidiaries and affiliates or any future holder of the FCC license held by XM Satellite Radio, Inc. to provide a satellite transmitted digital audio radio service on a frequency located in the S-band.


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                                                                               3

     "Disclosing Party" shall have the meaning assigned to such term in Section 10.01(a) of this Agreement.

     "Electronic Serial Number" shall mean, with respect to any CD Radio Receiver, the unique identity required by the CD Radio conditional access system.

     *

     "Existing Intellectual Property" shall have the meaning assigned to such term in Section 7.01(a) of this Agreement.

     "FCC" shall mean the United States Federal Communications Commission or any successor agency thereto.

     "Ford" shall have the meaning assigned to such term in the first paragraph of this Agreement.

     "Ford Associated Company" shall mean a company, foreign or domestic, at least 20% of whose capital, assets or voting stock is directly or indirectly owned or controlled by Ford Motor Company.

     "Ford Channels" shall mean * on the CD Radio Service, each of which is capable of transmitting at least 64 kilobits per second of information and, subject to the terms of this Agreement, is accessible in each Ford Enabled Vehicle regardless of whether the owner or lessee of such vehicle subscribes to the CD Radio Service.

     "Ford Enabled Vehicle" shall mean any new vehicle which contains a CD Radio Receiver that was installed in a factory owned or operated by Ford, a * which is owned or operated by Ford or any present or future majority owned subsidiary of Ford, or any other service facility designated in writing by Ford which may include dealerships as long as such installation principally results from a program authorized by Ford.

     "Ford Subscriber" shall mean a Subscriber using a Ford Enabled Vehicle.

     "GAAP" shall mean United States generally accepted accounting principles, as in effect on the date of this Agreement.

     "Head Unit" shall mean a device, which is integrated in the dashboard of a vehicle, which provides the user interface for the reception of radio signals and, in some cases, the playback of recorded media, such as cassette tapes, compact discs, minidiscs and DVDs.

     "Information" shall have the meaning assigned to such term in Section 10.01(a) of this Agreement.


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                                                                               4

     "Launch Date" shall mean the date on which CD Radio commences commercial broadcasts of its signal from orbiting satellites, which is expected to be at the end of the fourth quarter of 2000.

     "Lucent" shall mean Lucent Technologies, Inc., a Delawar corporation, and its Microelectronics Group and their respective successors and assigns.

     "Lucent Agreement" shall mean the Amended and Restated Integrated Circuits Agreement, dated as of February 1, 1999, between CD Radio and Lucent, as amended, modified or supplemented from time to time.

     "New Intellectual Property" shall have the meaning specified in Section 7.01(a) of this Agreement.

     "OEM" shall mean an original equipment manufacturer of vehicles, such as General Motors Corporation, DaimlerChrysler AG, Honda Motor Corp., Toyota and BMW AG.

     *

     "Production Program" shall mean all times during the Term in which Ford Enabled Vehicles, not designated as Early Introduction Program, Ford Enabled Vehicles, are manufactured and sold.

     "Receiving Party" shall have the meaning assigned to such term in Section 10.01(a) of this Agreement.

     "Revenues" shall mean, for any period,

     (a) all revenues (determined in accordance with GAAP) recognized by CD Radio from the sale to Ford Subscribers of subscriptions to the CD Radio Service, excluding (i) sales, use and other taxes and similar charges collected by CD Radio from Ford Subscribers, (ii) subscriber activation and reactivation fees, (iii) all amounts payable to credit card companies, such as Visa International and American Express, and other third parties in connection with Ford Subscriber bill processing and collecting; and (iv) a provision, determined by CD Radio in its reasonable discretion based on actual loss experience for Ford Subscribers, for uncollectible accounts, plus

     (b) (i) all revenues (determined in accordance with GAAP) recognized by CD Radio from the sale of advertising, to the extent, and only to the extent, that such revenues exceed 10% of subscription revenues determined in accordance with clause (a) of this definition multiplied by (ii) a fraction the numerator of which is the average number of Ford Subscribers during the immediately preceding calendar quarter and the denominator of which is the average number of Subscribers (including Ford Subscribers) during the immediately preceding calendar quarter, minus


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                                                                               5

     (c) all discounts, allowances, refunds and similar inducements to Ford Subscribers, if any

     "SEC" shall have the meaning assigned to such term in Section 10.01(b) of this Agreement.

     "Subscribers" shall mean any person or entity that has agreed to pay, and in fact does pay, CD Radio for the right to receive the CD Radio Service.

     "Term" shall have the meaning assigned to such term in Section 4.01 of this Agreement.

     "Trial Period" shall mean the period commencing on the Launch Date and ending on the date that is * after the Launch Date.

     "Trial Period Subscriber" shall mean a Subscriber using a Ford Enabled Vehicle which has been designated by Ford to CD Radio by written or electronic notice as a recipient of an Early Introduction Program, Ford Enabled Vehicle pursuant to Section 2.01.

     SECTION 1.02. Other Definitional Matters. Definitions in this Agreement apply equally to the singular and plural forms of the defined terms. The words "include" and "including" shall be deemed to be followed by the phrase "without limitation" when such phrase does not otherwise appear. The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All article, section, paragraph, clause, exhibit or schedule references not attributed to a particular document shall be references to such parts of this Agreement.

     SECTION 1.03. Applicability of Agreement. (a) Ford and CD Radio agree that the terms of this Agreement presently apply to Ford vehicles marketed and sold in the United States. In the event the applicable rules, regulation, terms and conditions to provide the CD Radio Service in Mexico or Canada are successfully negotiated by CD Radio, CD Radio agrees that Ford may include the volumes of such Ford Enabled Vehicles in Mexico and Canada under this Agreement.

     (b) CD Radio understands and agrees that the terms of this Agreement do not apply to Visteon Automotive Systems, an enterprise of Ford ("Visteon"), unless Visteon is a manufacturer of the CD Radio Receiver for Ford. In that event, all provisions which would apply to Ford suppliers providing CD Radio Receivers to Ford would also apply to Visteon.


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                                                                               6

                                   ARTICLE II

                           Early Introduction Program

     SECTION 2.01. Manufacturing of Ford Enabled Vehicles during the Early Introduction Program. (a) During the Trial Period, Ford intends to make available, for trial purposes, *. These vehicles will be designated by Ford to CD Radio by written or electronic notice as Early Introduction Program, Ford Enabled Vehicles. It is the intention of CD Radio and Ford that the Early Introduction Program, Ford Enabled Vehicles, shall be used by both parties to
(i) test the service system and installation process for CD Radio Receivers,
(ii) acquire and evaluate early market data and (iii) permit the CD Radio Service to be introduced prior to the service of any Competitor. CD Radio and Ford target the commencement of the Trial Period to be fourth quarter 2000.

     (b) Ford shall be responsible for the negotiation and execution of agreements with suppliers and subcontractors for the manufacturing of CD Radio Receivers for installation in Ford vehicles. CD Radio shall provide Ford, and its suppliers and subcontractors, with all assistance they may reasonably request to design and develop CD Radio Receivers. Ford shall cooperate with Lucent to coordinate the production and shipping of Chip Sets produced by Lucent for use in CD Radio Receivers. Ford will cooperate with Lucent in the integration of the Chip Sets produced by Lucent in the final production model of each CD Radio Receiver.

     (c) Ford agrees to allocate the resources it deems appropriate to provide Ford Enabled Vehicles during the Trial Period.

     (d) Ford and CD Radio will jointly agree upon the methodology and protocols for testing the CD Radio Service and consumer acceptance and attitudes regarding the CD Radio Service. The results of all such tests shall be shared by CD Radio and Ford.

     (e) It is understood by both parties that many factors may influence the start of the Trial Period, including, without limitation, the timing of the Launch Date, the timing of the launch of the satellites, the timing and availability of prototype CD Radio Receivers for testing by Ford of the satellite and terrestrial repeater coverage and reception quality, the ability to complete the development and manufacture of CD Radio Receivers at acceptable cost and quality levels. If the start of the Trial Period is delayed beyond that targeted neither party will have any liability to the other for such a delay.

     SECTION 2.02.*

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                                                                               7

     SECTION 2.03. Trial Period Warranty. During the Trial Period, Ford agrees to inform the purchaser or lessee of new Ford Enabled Vehicles that there is no warranty with respect to the CD Radio Receivers provided to the purchasers or lessees of those vehicles.

                                   ARTICLE III

                       Manufacturing, Sales and Marketing
                       of Ford Enabled Vehicles Marketing

     SECTION 3.01. Manufacturing of Ford Enabled Vehicles. (a) Ford and CD Radio agree that the Production Program of Ford Enabled Vehicles is targeted to commence on * and both agree to allocate resources they individually deem appropriate to achieve that timing. It is understood by both parties that many factors may influence this timing, including, without limitation, the timing of the Launch Date, the timing of the launch of the satellites, the timing and availability of prototype CD Radio Receivers for testing by Ford of the satellite and terrestrial repeater coverage and reception quality and the ability to complete the development and manufacture of CD Radio Receivers at acceptable cost and quality levels. If the start timing of this phase is different than that targeted, neither party shall have any liability to the other as a result of such delay. In addition, CD Radio understands and agrees that there is no minimum commitment for installation of CD Radio Receivers on any specific number of vehicles.

     (b)*

     (c) So long as Lucent has the exclusive right to manufacture or distribute Chip Sets pursuant to the Lucent Agreement, Ford shall cooperate with Lucent to coordinate the production and shipping of Chip Sets produced by Lucent for use in CD Radio Receivers. So long as Lucent has the exclusive right to manufacture or distribute Chip Sets pursuant to the Lucent Agreement, Ford will cooperate with Lucent in the integration of the Chip Sets produced by Lucent in the final production model of each CD Radio Receiver.

     SECTION 3.02. Sales and Marketing Matters. (a) Ford shall develop a marketing and sales plan for the sale in the United States of Ford Enabled Vehicles and will provide ongoing marketing and sales support at a level it deems appropriate. If in the future, CD Radio elects to assist in the funding of any Ford unique marketing and sales plans, then CD Radio shall be provided the opportunity to review and approve those portions of the plans CD Radio funds. CD Radio shall provide assistance at a level it deems appropriate to support Ford in developing marketing and sales plans if Ford requests such assistance.


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                                                                               8

     (b) At CD Radio's commercial launch of its services, and so long as Ford is then diligently pursuing the introduction of Ford Enabled Vehicles, CD Radio will feature exclusively Ford vehicles in advertising containing images of automotive vehicles. The brand and make of the vehicles to be included in such advertising will be mutually agreed upon by Ford and CD Radio prior to the Launch Date.

     (c) By mutual agreement, Ford may display on the face of each CD Radio Receiver and, if the antenna is visible from the inside or outside of the vehicle, the antenna, the CD Radio trade name and trademark. Any such display shall be made in a manner approved in advance by CD Radio in writing and shall be pursuant to a royalty-free license agreement acceptable to CD Radio and Ford.

     (d) From time to time, Ford may, at its option, offer special terms, conditions, discount and packaging of the CD Radio Service to its customers. Ford agrees that any such offer of special terms, conditions, discount and packaging of the CD Radio Service to its customers shall only be done if (i) it is, in all respects, not adverse to CD Radio in any financial respect; and (ii) the value of the CD Radio Service, as merchandised by Ford to its customers, is consistent with CD Radio's national pricing policy then in effect.

     SECTION 3.03. Lucent; the Lucent Agreement. (a) Ford acknowledges that CD Radio has entered into the Lucent Agreement for the purpose of developing and producing Chip Sets for, among other applications, incorporation into CD Radio Receivers. Ford agrees that it will honor the exclusivity provisions contained in the Lucent Agreement (Section 6.0 of Part I of the Lucent Agreement) and will cause each of its suppliers and subcontractors which manufacture CD Radio Receivers for Ford, to honor such exclusivity provision in favor of Lucent.

     (b) Without the prior written consent of Ford, CD Radio agrees that it will not amend, modify or supplement the exclusivity provisions contained in the Lucent Agreement in any manner adverse to Ford.

     SECTION 3.04. Reports and Subscriber Activation System. (a) Both Ford and CD Radio recognize the need to exchange data including, without limitation, the customer, vehicle ID number, Electronic Serial Number, type of vehicle and, to the extent permitted by applicable law, the name and mailing address of the purchaser or lessee of each Ford Enabled Vehicle. Details of such reporting requirements will be developed and agreed to prior to the Launch Date.

     (b) CD Radio agrees to provide Ford selected customer data (to be defined and agreed to prior to the Launch Date) for all Ford Subscribers, including all Subscribers that are not the original vehicle owners.

     SECTION 3.05. Billing Matters. (a) During the Term, CD Radio shall be responsible for all customer billing and customer service functions in connection


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                                                                               9

with Ford Subscribers. All billing and customer service functions shall be done using CD Radio's name. If desired by Ford, CD Radio agrees that Ford's name and trademark, or any other name or trademark requested by Ford, shall be prominently displayed on any bill sent to a Ford Subscriber. Such display shall always be in a manner approved in advance by Ford in writing and shall be pursuant to a royalty-free license agreement acceptable to Ford and CD Radio.

     (b) During the Term, and at the mutual agreement of both Ford and CD Radio, Ford may assume the customer billing and customer service functions in connection with Ford Subscribers. All costs and expenses associated with any such transfer of the billing and/or customer service functions shall be paid by Ford. Ford agrees that if at any time it assumes the customer billing and customer service functions for Ford Subscribers, then CD Radio's name and trademark, or any other name or trademark requested by CD Radio, shall be prominently displayed on any bill sent to a Ford Subscriber. Such display shall always be in a manner approved in advance by CD Radio in writing and shall be pursuant to a royalty-free license agreement acceptable to CD Radio and Ford.

                                   ARTICLE IV

                                Term; Exclusivity

     SECTION 4.01. Term. The term of this Agreement (the "Term") shall Term; Exclusivity commence on the date hereof and shall extend until the fifth (5th) anniversary of the date hereof, unless earlier terminated in accordance with the terms of Section 9.01 of this Agreement. Upon the expiration of the initial Term, this Agreement shall automatically be renewed for one additional five (5) year term, unless Ford notifies CD Radio in writing ninety (90) days prior to the expiration of the initial Term.

     SECTION 4.02. Ford Exclusivity. Prior to the Exclusivity Termination Date, Ford hereby covenants and agrees not to market, sell or distribute any new vehicles capable of receiving any satellite transmitted digital audio radio service of a Competitor. The agreement of Ford contained in this Section 4.02 shall terminate and be of no force and effect in the event that the Launch Date fails to occur, or is reasonably likely not to occur, on or before *.


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                                                                              10

                                    ARTICLE V

                                 Economic Terms

     SECTION 5.01. Warrant. In order to induce Ford to execute and deliver this Agreement to it, CD Radio has delivered to Ford on the date hereof the warrant attached to this Agreement as Exhibit A.

     SECTION 5.02.*

     (b) On a date to be specified of each month during the Trial Period, Ford shall deliver to CD Radio documentation, authenticated at a level to be mutually agreed between Ford and CD Radio, indicating (i) the number of Ford Enabled Vehicles manufactured by Ford during the preceding month and (ii) the expenses incurred by Ford in connection with the purchase and installation of CD Radio Receivers in Ford vehicles during the preceding month. Such documentation shall include evidence, which shall be reasonably satisfactory to CD Radio, regarding
(i) the number of Ford Enabled Vehicles manufactured by Ford during such month (including the Electronic Serial Number of each CD Radio Receiver installed in such vehicle) and (ii) the expenses incurred by Ford in connection with the purchase and installation of CD Radio Receivers in Ford vehicles during the preceding month.

     *

     SECTION 5.03. Trial Period Subscribers. Notwithstanding anything to the contrary contained in this Agreement, during the Term and for the life of such vehicle, CD Radio shall have the right to 100% of the Revenues recognized by CD Radio from Trial Period Subscribers. Ford acknowledges and agrees that during the Term and for the life of such vehicle it shall not be entitled to participate in any Revenues recognized by CD Radio from Trial Period Subscribers.

     SECTION 5.04. Ford Revenue Participation. (a) Subject to the terms and conditions of this Article V, during the Term and for the life of each Ford Enabled Vehicle, CD Radio shall pay Ford a quarterly fee based on Revenues (other than any Revenues recognized by CD Radio from Trial Period Subscribers). Such fee shall be payable by CD Radio to Ford quarterly in accordance with the table set forth below:

                                     Percentage of Revenues (other than Revenues
     Number of Ford                       Recognized by CD Radio from Trial
    Enabled Vehicles                    Period Subscribers) Payable to Ford
           *                                              *


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                                                                              11

In order to track Ford Enabled Vehicles, CD Radio shall assign each Ford Enabled Vehicle a unique identification number, beginning with the number 1, and such Ford Enabled Vehicle shall at all times during the Term, and for the life of that Ford Enabled Vehicle, be entitled to the percentage of Revenues set forth above depending upon the number of such Ford Enabled Vehicle. For purpose of this Section 5.04, Ford Enabled Vehicles manufactured and sold during the Trial Period shall not be included in calculating Ford Enabled Vehicles.

     (b) Subject to the terms and conditions of this Article V, during the Term and for the life of each such Ford Enabled Vehicle, CD Radio shall pay Ford a quarterly fee in an amount equal to * of the Revenues recognized from Ford Enabled Vehicles manufactured (other than Revenues recognized by CD Radio from Trial Period Subscribers) from and after the date that CD Radio has more than * Ford Subscribers at any time during the Term; provided that all then existing Ford Enabled Vehicles shall continue to be paid based on the percentage of Revenues set forth above. For purpose of this Section 5.04, Ford Enabled Vehicles manufactured and sold during the Trial Period shall not be included in calculating Ford Enabled Vehicles.

     (c) After the Trial Period, on a date to be specified in January, April, July and October of each year during the Term, Ford shall deliver to CD Radio documentation, authenticated at a level to be mutually agreed between Ford and CD Radio, indicating the number of Ford Enabled Vehicles sold and leased by Ford during the Term and the preceding calendar quarter. Such documentation shall include evidence, which shall be reasonably satisfactory to CD Radio, regarding the number of Ford Enabled Vehicles sold and leased by Ford during the Term and such calendar quarter (including the Electronic Serial Number of each CD Radio Receiver installed in such vehicle) and a copy of such information in computer readable form.

     (d) Upon receipt of such documentation, CD Radio shall promptly compare the information provided by Ford regarding Ford Enabled Vehicles to lists of Subscribers. As soon as practicable following the receipt of such information, but in no event later than thirty (30) days after receipt of such information, CD Radio shall deliver to Ford a certificate signed by an officer of CD Radio certifying the number of Ford Subscribers at the end of the preceding calendar quarter.

     (e) Within thirty (30) Business Days of the date on which CD Radio delivers to Ford the officer's certificate required by Section 5.04(d), CD Radio shall pay Ford, by wire transfer of immediately available funds to an account designated in writing by Ford, an amount equal to the applicable percentage of Revenues (other than any Revenues recognized by CD Radio from Trial Period Subscribers) for the preceding calendar quarter determined in accordance with Sections 5.04(a) and (b).


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                                                                              12

     (f) For purposes of this Agreement, a Ford Enabled Vehicle shall be considered sold or leased by Ford when the end user of such vehicle completes the purchase or lease transaction for such vehicle.

     SECTION 5.05. Hardware Subsidy. (a) Subject to Section 5.05(c), during the Production Program, at the written request of Ford, CD Radio shall enter into agreements or arrangements with manufacturers of CD Radio Receivers for installation in Ford vehicles pursuant to which CD Radio *. All such agreements and arrangements with manufacturers of CD Radio Receivers for installation in Ford vehicles shall be in form and substance acceptable to CD Radio, with the understanding that Ford and Ford's manufacturers of CD Radio Receivers shall be free, subject to the terms of the Lucent Agreement, to select Chip Set suppliers acceptable to them in terms of quality, delivery and technology.

     (b) Subject to the terms of this Agreement, CD Radio and Ford agree that the Chip Sets referred to in this Section 5.05 shall include the functionality of the Chip Sets as defined in Section 1.01, as well as future enhancements including, but not limited to, enhanced data retrieval and data throughput, and all firmware/software upgrades as they become available.

     (c) In the event that at any time during the Term Ford manufactures, markets or sells Ford vehicles which contain a device which is capable of receiving both the CD Radio signal and the signal of a Competitor, then (notwithstanding the provisions of Section 5.05(a)) CD Radio will only be required to *.

     SECTION 5.06. The Ford Channels; Revenue Participation. (a) Notwithstanding
Section 5.02, any * from the use of the Ford Channels shall be split, * to Ford and * to CD Radio.

     (b) On a date to be specified in January, April, July and October of each year during the Term, Ford shall deliver to CD Radio documentation, authenticated at a level to be mutually agreed between Ford and CD Radio, indicating the amount of * for the preceding fiscal quarter. Within thirty (30) Business Days following delivery of such documentation to CD Radio, Ford shall pay CD Radio, by wire transfer of immediately available funds to an account designated in writing by CD Radio, * of the * for the preceding fiscal quarter.

     SECTION 5.07. No Other Payments. CD Radio and Ford agree that, except as set forth in this Article V, neither Ford, any of its subsidiaries or affiliates nor any of its suppliers or subcontractors shall be entitled to any other payments from CD Radio in connection with manufacturing, marketing, selling and distributing Ford Enabled Vehicles, including, without limitation, any payments or reimbursement of manufacturing costs, hardware costs, advertising costs, promotion costs, warranty costs or validation costs.


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                                                                              13

     SECTION 5.08. Audit Rights. During the Term, each party shall, upon reasonable request, afford to the other party and its counsel, accountants and other authorized representatives reasonable access during normal business hours to the books, records and other data of the other party (and permit the other party and its counsel, accountants and authorized representatives to make copies thereof) for the purpose of confirming any information or data which may be contained in a certificate or electronic notice delivered to the other party, including, without limitation, the number of Ford Enabled Vehicles or Ford Subscribers or the amount of Revenues. Each party agrees to hold all information received pursuant to this Section 5.08 in confidence in accordance with the terms of Section 10.01.

                                   ARTICLE VI

                                The Ford Channels

     SECTION 6.01. License. (a) Subject to the terms and conditions of this Agreement (including Section 6.05 of this Agreement), from the Launch Date until the end of the Term, CD Radio hereby grants Ford a nontransferable license to transmit information or data on the Ford Channels.

     (b) The information, data or other material on the Ford Channels shall be subject to the prior approval of CD Radio, which approval shall not be unreasonably withheld or delayed. Ford and CD Radio expect that they will jointly develop content for the Ford Channels. With respect to Ford owned information, data or other material on the Ford Channels, Ford agrees to grant to CD Radio a non-exclusive license solely for the purpose of distribution, transmission and performance of such information, data or other material on the Ford Channels.

     SECTION 6.02. Distribution of Ford Channels. (a) CD Radio shall provide the CD Radio Service to each Ford Subscriber on the same basis as it provides the CD Radio Service to other CD Radio customers; provided that CD Radio shall be required to provide the Ford Channels only to Ford Enabled Vehicles and Ford Subscribers. The Ford Channels shall be offered on channels selected by CD Radio in its sole discretion. All numeric channel designations are subject to CD Radio's sole discretion, and no representation or assurance in that regard is made by CD Radio in this Agreement. CD Radio will not unreasonably change the numeric channel designation once assigned.

     (b) CD Radio may remove from the Ford Channels, or insist upon the removal from the Ford Channels, any material which CD Radio reasonably determines to be,
(i) misleading or deceptive, (ii) in violation of any Federal, state or local law or regulation, any radio industry standard, or the rights of any third party, including the rules and regulations of the FCC and the Federal Trade Commission, (iii) likely, in CD Radio's judgment, to have an adverse effect on any


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                                                                              14

completed or pending proceeding before the FCC applicable to the CD Radio Service, or (iv) otherwise detrimental to CD Radio or inconsistent with CD Radio's standards of appropriateness. Notwithstanding anything to the contrary contained in this Agreement, as long as CD Radio remains the holder of an FCC license to provide the CD Radio Service, CD Radio shall have full authority, power and control over operation of the CD Radio Service. CD Radio shall bear the responsibility for compliance with all applicable laws, including FCC regulations, for the CD Radio Service. Nothing in this Agreement shall prevent CD Radio from (i) rejecting or refusing content for the Ford Channels that CD Radio in good-faith believes is unsuitable or not in the public interest, (ii) preempting any content in the event of a local, state or national emergency, or
(iii) refusing to broadcast any content that may be in violation of applicable FCC regulations. CD Radio agrees that music or non-music programming may be broadcast on the Ford Channels; provided that such programming is not reasonably likely to directly compete with any specific format (e.g. an all jazz channel or a business news channel) then appearing on the CD Radio Service.

     (c) Ford agrees that it shall not sell, barter or grant any time on the Ford Channels to any Competitor or any subsidiary or affiliate of any Competitor. Ford also agrees that it will not sell or barter any advertising, sponsorship or underwriting on the Ford Channels if such activity could have an adverse effect on the ability of CD Radio, or any content provider to the CD Radio Service, to sell or barter advertising, sponsorship or underwriting on any channel on the CD Radio Service.

     (d) Ford will consider advertising the CD Radio Service on the Ford
Channels.

     SECTION 6.03. Non-infringement. (a) With respect to information, data or other material provided solely by or through Ford for distribution, transmission or performance on the Ford Channels, Ford warrants to CD Radio that it will have all requisite rights, power and authority to provide such information, data or other material to CD Radio as contemplated in this Agreement and that CD Radio's distribution, transmission and performance of such information, data or other material (i) will not give rise to any claim by any third party, including, without limitation, claims arising from or relating to copyright, rights of publicity, patent or trademark infringement, unfair competition, idea misappropriation, plagiarism, defamation, libel, slander or any other intellectual property right, intentional infliction of emotional distress or related torts, obscenity, indecency, professional malpractice, violation of statutory, common law or contractual rights of privacy or confidentiality or of any other right of any third party, including, without limitation, any royalty, reuse, residual, guild or union obligations, all of which shall be borne exclusively by Ford, and (ii) will not otherwise result in injury or damage to any third party. Ford represents and warrants to CD Radio that Ford will obtain all rights, waivers, permissions and clearances necessary for transmission, distribution and performance of such information, data or other material on the Ford Channels. Ford expressly acknowledges and agrees that CD Radio shall have no liability or responsibility for payment of any fee or license to any copyright owner as a result of the transmission, distribution or performance of such information, data or other material on the Ford Channels. CD Radio and Ford agree that Ford shall have no responsibility or liability for obtaining or paying for any intellectual property rights (including rights relating to the encoding or encrypting of the CD Radio signal) which are used in order to physically transmit the CD Radio signal.

     (b) With respect to information, data or other material provided solely by or through CD Radio for distribution, transmission or performance on the Ford Channels, CD Radio warrants to Ford that it will have all requisite rights, power and authority (other than copyright, rights of publicity, patent or trademark rights embodied in such information, data or other material) to provide such information, data or other material as contemplated in this Agreement and that CD Radio's distribution, transmission and performance of such information, data or other material on the Ford Channels (i) will not give rise to any claim by any third party, including, without limitation, claims arising from or relating to unfair competition, defamation, libel, slander or any other intellectual property right, intentional infliction of emotional distress or related torts, obscenity, indecency, professional malpractice, violation of statutory, common law or contractual rights of privacy or confidentiality or of any other right of any third party, and (ii) will not otherwise result in injury or damage to any third party. Ford expressly acknowledges and agrees that Ford shall be responsible for payment of any fee or license to any owner of copyright, rights of publicity, patent or trademark rights as a result of the transmission, distribution or performance of such information, data or other material on the Ford Channels. CD Radio agrees to bring such requirement for such a fee or license to Ford's attention in a timely manner prior to such transmission, distribution or performance; provided that CD Radio's failure to do so shall not relieve Ford of any obligations with respect to such fee or license under this Agreement, except for any additional amounts directly attributable to CD Radio's failure to notify Ford.

     SECTION 6.04. Indemnity. (a) Ford shall defend, indemnify and hold CD Radio harmless from and against any loss, damage, expense or claim, including, without limitation, reasonable attorney's fees and expenses, of any nature or kind arising from or out of a breach by Ford of Section 6.03(a).

     (b) CD Radio shall defend, indemnify and hold Ford harmless from and against any loss, damage, expense or claim, including, without limitation, reasonable attorney's fees and expenses, of any nature or kind arising from or out of a breach by CD Radio of Section 6.03(b).

     (c) CD Radio shall defend, indemnify and hold Ford harmless from and against any loss, damage, expense or claim, including, without limitation, reasonable attorney's fees and expenses, of any nature or kind arising from or out of the transmission, distribution, performance or content of the CD Radio Service (other than the Ford Channels), including, without limitation, any loss, damage, expense or claim based upon alleged violation or infringement of any intellectual property right, including, without limitation, libel, slander, defamation, invasion of the right of privacy, or violation or infringement of copyright (including music performance rights), literary or music synchronization rights.

     (d) Ford and CD Radio shall equally share responsibility with respect to any loss, damage or claim, including, without limitation, reasonable attorney's fees and expenses, of any nature or kind arising from or out of the content of the Ford Channels jointly created by Ford and CD Radio, including, without limitation libel, slander, defamation, invasion of the right of privacy, but excluding violations or infringements of copyright (including music performance rights), literary or music synchronization rights.

     SECTION 6.05. Termination of License to Use Ford Channels. (a) Ford agrees not to sell any device which is only capable of receiving the Ford Channels without also having the capability of receiving the CD Radio Service. The license granted to Ford pursuant to this Agreement to use the Ford Channels shall immediately terminate, without any further act by CD Radio, in the event that Ford does not comply with the obligations contained in this Section 6.05(a).

     (b) After the date that is twenty (24) months after the Launch Date, Ford shall utilize * in Ford Enabled Vehicles. The license granted to Ford pursuant to this Agreement to use such * shall immediately terminate, in whole or in part and without any further act by CD Radio, in the event that Ford does not comply with the obligations contained in this Section 6.05(b). In the event that the license granted to Ford pursuant to this Agreement to use such * is terminated, in whole or in part, pursuant to this Section 6.05(b), then Ford may from time to time after such termination provide CD Radio written suggestions for manners to use such channels on the CD Radio Service to enhance the value of both the CD Radio Service and Ford Enabled Vehicles. CD Radio shall consider all such written suggestions in good-faith; provided that CD Radio shall have no liability to Ford in the event any such written suggestions are not implemented by CD Radio.

     (c) After the date that is forty eight (48) months after the Launch Date, Ford shall utilize its remaining * in Ford Enabled Vehicles. The license granted to Ford pursuant to this Agreement to use such * shall immediately terminate, in whole or in part and without any further act by CD Radio, in the event that Ford does not comply with the obligations contained in this Section 6.05(c). In the event that the license granted to Ford pursuant to this Agreement to use such * is terminated, in whole or in part, pursuant to this Section 6.05(c), then Ford may from time to time after such termination provide CD Radio written suggestions for manners to use such channels on the CD Radio Service to enhance the value of both the CD Radio Service and Ford Enabled Vehicles. CD Radio shall consider all such written suggestions in good-faith; provided that CD Radio shall have no liability to Ford in the event any such written suggestions are not implemented by CD Radio.

                                   ARTICLE VII

                          Intellectual Property Matters

     SECTION 7.01. Ownership. (a) All intellectual property developed or Intellectual Property Matters created prior to the date of this Agreement (the "Existing Intellectual Property") is and shall remain the property of the party who made, developed or created or presently owns such Existing Intellectual Property and, unless otherwise expressed in this Agreement, no license is implied or granted herein to any Existing Intellectual Property by virtue of this Agreement. The parties acknowledge and agree that, as between CD Radio and Ford, any new intellectual property that is jointly developed or created (as "jointly developed" or "jointly created" is defined by the applicable intellectual property laws) pursuant to this Agreement for use in, or in connection with, the CD Radio System, CD Radio Receivers or antennas (other than intellectual property which is developed by CD Radio for concurrent use for purposes outside, but not in conflict with, the purposes of this Agreement) (the "New Intellectual Property") shall be the joint property of CD Radio and Ford and each party shall be free to use and exploit such jointly owned New Intellectual Property without accounting in any way to the other party. CD Radio and Ford agree that they will consult with one another regarding prosecuting, in the name of both CD Radio and Ford, patents and other protections for any New Intellectual Property. The costs and expenses of prosecuting, protecting and defending any New Intellectual Property will be shared equally by CD Radio and Ford, where CD Radio and Ford have agreed on such prosecution, protection or defense.

     SECTION 7.02. Licensing Matters. (a) During the Term, CD Radio hereby grants and agrees to grant to Ford a non-exclusive, royalty-free license to make, have made, use, have used, and sell CD Radio Receivers (or for other purposes contemplated by this Agreement) under all intellectual property now owned or thereafter developed or acquired by CD Radio or which CD Radio has or acquires the right to license relating to CD Radio Receivers and the CD Radio System.

     (b) Notwithstanding the foregoing paragraph, Ford acknowledges and agrees that, with respect to patents included in paragraph (a), the license granted in this Section does not extend to receiving the signal of a Competitor. If a specific Competitor becomes a licensee of CD Radio, this limitation shall not longer apply to receiving the signal of that Competitor in a CD Radio Receiver.

     (c) This license shall not be sold, assigned, sublicensed or otherwise transferred without the prior written consent of CD Radio, which may be withheld in its sole discretion. Any such sale, assignment, sublicense or other transfer of this license without the prior written consent of CD Radio shall be null and void.

     (d) The license contained in this Section 7.02 will become permanent and irrevocable upon the manufacture of the four millionth Ford Enabled Vehicle. If, at the end of the Term, four million Ford Enabled Vehicles have not been manufactured, CD Radio agrees to grant the license contained in this Section
7.02 to Ford, at Ford's request, under commercially reasonable terms.

     (e) Any transfer of intellectual property rights by CD Radio shall be subject to the license provided in this section.

     (f) The license contained in this Section 7.02 shall extend worldwide.

     SECTION 7.03. Indemnity. CD Radio agrees to defend, indemnify and hold Ford harmless from any loss, damage, expense, including, without limitation, reasonable attorney fees and expenses, arising from claims by third parties of intellectual property infringement based on the use or sale by Ford or any suppliers to Ford or customers of Ford of CD Radio Receivers embodying or using any designs, Information or intellectual property rights licensed or provided to Ford in writing by or through CD Radio or Lucent in furtherance of this Agreement. This obligation shall survive termination or expiration of this Agreement.

     SECTION 7.04. Use of Trademarks. The parties recognize each other's rights in their respective trademarks, service marks, trade names and logos. Except as permitted by United States trademark law and except as expressly provided herein, nothing in this Agreement shall imply the grant by CD Radio or Ford to the other of a license to use (i) any trademark, service mark, trade name or logo of that party or any of its affiliates in connection with advertising, licensing, marketing or any other use, or (ii) any trademark, service mark, trade name or logo that is confusingly similar to a name or mark used by that party or any of its affiliates.

                                  ARTICLE VIII

                         Representations and Warranties

     SECTION 8.01. Representations and Warranties of CD Radio. CD Radio Representations and Warranties represents and warrants to Ford that:

          (a) CD Radio is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CD Radio has the power and authority and all governmental licenses, authorizations, consents and approvals to perform its obligations under this Agreement. CD Radio is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification.

          (b) The execution, delivery and performance by CD Radio of this Agreement has been duly authorized by all necessary corporate action, and does not and will not contravene the terms of CD Radio's Amended and Restated Articles of Incorporation or Amended and Restated By-Laws, conflict with, or result in any breach or contravention of, any contractual obligation to which CD Radio is a party or any order, injunction, writ or decree of any governmental authority to which CD Radio or its property is subject or violate any requirement of law.

          (c) This Agreement constitutes the legal, valid and binding obligation of CD Radio, enforceable against CD Radio in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

          (d) CD Radio has delivered to Ford a true and complete copy of the Lucent Agreement.

     SECTION 8.02. Representations and Warranties of Ford. Ford represents and warrants to CD Radio that:

     (a) Ford is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware. Ford has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver and perform its obligations under this Agreement. Ford is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification.

     (b) The execution, delivery and performance by Ford of this Agreement has been duly authorized by all necessary corporate action, and does not and will not contravene the terms Ford's Articles of Incorporation or By-Laws, conflict with, or result in any breach or contravention of, any contractual obligation to which Ford is a party or any order, injunction, writ or decree of any governmental authority to which Ford or its property is subject or violate any requirement of law.

     (c) This Agreement constitutes the legal, valid and binding obligation of Ford, enforceable against Ford in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

                                   ARTICLE IX

                                   Termination

     SECTION 9.01. Termination for Cause. Either party may terminate this Termination Agreement upon the occurrence of any of the following events:

          (a) the other party becomes the subject of a bankruptcy petition filed in a court in any jurisdiction, whether voluntary or involuntary; or

          (b) a receiver or a trustee is appointed for all or a substantial portion of the other party's assets; or

          (c) the other party makes an assignment for the benefit of its creditors; or

          (d) the other party fails to perform any material covenant or obligation contained in this Agreement, or any representation or warranty in this Agreement ceases to be true and correct in all material respects.

Any termination of this Agreement pursuant to this Section shall be effective thirty (30) days after receipt of notice of termination by the other party, unless within such thirty (30) day period the other party cures any applicable breach.

                                    ARTICLE X

                                 Confidentiality

     SECTION 10.01. General. (a) All information furnished or disclosed by either CD Radio or Ford (a "Disclosing Party") to the other (a "Receiving Party") which is marked with a restrictive notice or otherwise tangibly designated as proprietary (hereinafter "Information") shall be deemed the property of the Disclosing Party and shall be returned to the Disclosing Party promptly upon request. Unless such Information: (i) was previously known to the Receiving Party free of any obligation to keep it confidential, or (ii) has been or is subsequently made public by the Disclosing Party or a third party under no obligation of confidentiality, or (iii) is independently developed by the Receiving Party, then the Receiving Party shall, for a period ending three (3) years after first disclosure of a specific item of Information, use the same degree of care, but no less than a reasonable standard of care, as it uses with regard to its own proprietary information to prevent disclosure, use or publication.

     (b) Neither CD Radio nor Ford shall disclose any of the terms and conditions of this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, Ford agrees that CD Radio may disclose this Agreement in its reports, registration statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC"), may file this

Agreement as an exhibit to such reports and as otherwise may be required by the rules and regulations of the SEC, any other applicable regulatory agencies or any national securities exchange.

     (c) The parties agree that their obligations under this Section shall survive any termination of this Agreement.

                                   ARTICLE XI

                                  Miscellaneous

     SECTION 11.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, three
(3) Business Days after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to CD Radio to:

          CD Radio Inc.
          1221 Avenue of the Americas
          36th Floor
          New York, New York  10020
          Attention:  Patrick L. Donnelly
                      Executive Vice President and General Counsel
          Facsimile No.:  (212) 584-5353

              with a copy to:

          CD Radio Inc.
          1221 Avenue of the Americas
          36th Floor
          New York, New York  10020
          Attention:  Ira Bahr
                      Executive Vice President, Marketing
          Facsimile No.:  (212) 584-5115

          (b) if to Ford, to:

          Ford Motor Company
          The American Road
          Dearborn, Michigan  48121
          Attention:  Phil Wright
          Facsimile No.:  (313) 390-7898

     SECTION 11.02. Amendment. Neither this Agreement nor any of the terms hereof may be amended, supplemented, waived or modified except by an instrument in writing signed by the party against which the enforcement of such amendment, supplement, waiver or modification shall be sought.

     SECTION 11.03. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 11.04. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement shall be interpreted or construed as limiting in any way the ability of CD Radio to sell or distribute CD Radio Receivers or the CD Radio Service in any manner whatsoever, including through or to OEMs.

     SECTION 11.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of principles of conflicts of laws that may require the application of the laws of another jurisdiction.

     SECTION 11.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by CD Radio or Ford (whether by operation of law or otherwise) without the prior written consent of the other party; provided that, upon written notice to CD Radio, Ford shall have the right to assign this Agreement to a Ford Associated Company so long as Ford remains primarily liable with respect to all of its obligations contained in this Agreement.

     SECTION 11.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If any provision of this Agreement is finally determined by the FCC to be in violation of any license held by CD Radio, then CD Radio agrees that it will not seek to enforce such provision against Ford.

     SECTION 11.08. Dispute Resolution. (a) If either party initiates litigation on such contractual causes, the other party shall have the right to initiate mediation and binding arbitration in accordance with the following: (i) In the case of Ford Motor Company or any of its U.S. subsidiaries, joint ventures or other operations located in the U.S., the Model Procedure for Mediation of Business Disputes of the Center for Public Resources and, in the case of arbitration, the CPR Rules for Non-Administered Arbitration of Business
Disputes ("CPR"); (ii) In the case of any Ford Company subsidiary, joint venture or other operation located in Europe, with the then-current Model Procedure for Mediation of Business Disputes of the CPR Institute for Business Resolution or the mediation procedures of the Centre for Dispute Resolution ("CEDR") in London and, in the case of arbitration, the Rules of the London Court of International Arbitration. Each party will bear equally the costs of the mediation and arbitration.

     (b) The parties will jointly appoint a mutually acceptable mediator or arbitrator, seeking assistance in such regard from CPR or CEDR, as appropriate, if they have been unable to agree upon such appointment within 20 days.

     (c) The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days. If the parties are not successful in resolving the dispute through the mediation, then the parties agree to submit the matter to binding arbitration by a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, or, where the mediation procedures of CEDR have been adopted, in accordance with the Rules of the London Court of International Arbitration.

     (d) Unless otherwise agreed by the parties in writing, mediation or arbitration involving Ford Motor Company and any U.S. subsidiary, joint venture or other operation located in the U.S. shall take place in the City of Dearborn, Michigan and this clause 11.08 is subject to the Federal Arbitration Act, 9 U.S.C.A. 'SS' 1 et seq. and judgment upon the award rendered by the Arbitrator, if any, may be entered by any U.S. court having jurisdiction thereof. Mediation or arbitration involving any Ford Company, subsidiary, joint venture or other operation located in Europe shall take place in London and the language shall be English. Equitable remedies shall be available in any arbitration. Punitive and exemplary damages shall not be awarded.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                       CD RADIO INC.

                                       By: /s/ Ira Bahr
                                          ---------------------------------
                                           Ira Bahr
                                           Executive Vice President,
                                           Marketing


                                       FORD MOTOR COMPANY

                                       By: /s/ R. Parry-Jones
                                          ---------------------------------
                                           Name: Richard Parry-Jones
                                           Title: Group Vice President
                                                  Product Development & Quality